Exhibit 10.3

AMENDMENT TO

EMPLOYMENT AGREEMENT

The Employment Agreement dated April 4, 2006 between Duke Energy Corporation and James E. Rogers (the “Agreement”) is amended, effective August 26, 2008, as follows:

1.             Section 22 of the Agreement is replaced and superseded in its entirety as follows:

“22.         Compliance with Section 409A.  It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  This Agreement shall be construed, administered, and governed in a manner that effects such intent.  Notwithstanding anything contained in this Agreement to the contrary, the following provisions shall apply:

(a)           The severance benefits described in Section 12(b) shall only be payable if the termination of employment described therein constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “date of termination.”  To the extent that the Employee is required to execute a release of claims to receive severance benefits, the release must be executed by the Employee and returned to Duke Energy no later than 50 days following termination of employment.

(b)           To the extent that the continued benefits described in Sections 5(a)(ii)(3) of the Cinergy Employment Agreement and Sections 6, 7, 8 or 9 of the Agreement are subject to Section 409A of the Code, then they shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid within 30 days following the Employee’s written request for reimbursement; provided that the Employee provides written notice no later than 60 days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  The first sentence of Section 5(a)(ii)(3)(B) of the Cinergy Employment Agreement is deleted in its entirety.

(c)           Any tax gross-up payments (or related payments) due under the Cinergy Employment Agreement or the Agreement will be paid or reimbursed on the earlier of (i) the date specified for payment therein, or (ii) December 31st of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, the end of the calendar year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Section 409A of the Code.

(d)           Any reimbursement of legal fees and expenses described in Section 12(d) or Section 19 of the Agreement shall be subject to the following requirements:  (i) the fees and expenses must be incurred at any time from the Effective Time through the Employee’s remaining lifetime; (ii) the fees and expenses shall be paid within 10 days following Duke Energy’s receipt of an invoice from the Employee, provided that he submits the invoice at least 15 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (iii) the amount of such legal fees and expenses that Duke Energy is obligated to pay in any given calendar year shall not affect the legal fees and expenses that Duke Energy is obligated to pay in any other calendar year; and (iv) the Employee’s right to have Duke Energy pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.  To the extent the reimbursement is contingent on the Employee being named the prevailing party or otherwise being successful in the dispute, then the legal fess shall nonetheless be reimbursed as provided herein, but the Employee shall be required to return (within 10 days following receipt of demand therefore) all reimbursements of the fees and expenses if the Employee does not so prevail in respect of at least one material claim (whether the Employee is prosecuting or defending such claim) in the dispute.

(e)           Notwithstanding anything contained in this Agreement to the contrary, if the Employee is a “specified employee,” as determined under Duke Energy’s policy for determining specified employees on the date of termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code and that would otherwise be paid or provided during the first six months following such date of termination shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination), within 30 days after the first business day that is more than six months after the date of his separation from service (or, if the Employee dies during such six-month period, within 30 days after the Employee’s death).

(f)            Although Duke Energy shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the

Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither Duke Energy, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee or other taxpayer as a result of the Agreement.”

2.             Except as explicitly set forth herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

/s/Ann Maynard Gray
By:	Ann Maynard Gray
Title:	Lead Director

/s/James E. Rogers
James E. Rogers